Exhibit 99.2

News Release

Health Care Property Investors, Inc. Announces Pricing of $500 Million of 6.00% Senior Unsecured Notes

LONG BEACH, CA – January 17, 2007 - Health Care Property Investors, Inc. (NYSE:HCP) today announced the pricing of an offering of $500 million aggregate principal amount of 6.00% senior unsecured notes due 2017.  The price to the investors was 99.323% of the principal amount of the notes for an effective yield of 6.09%.  The net proceeds of the offering will be approximately $493.1 million.  The offering was doubled in size from $250 million aggregate principal amount to $500 million in response to investor demand.

The offering is expected to close on January 22, 2007, subject to customary closing conditions. Net proceeds from the offering will be used to fully repay the remaining indebtedness under HCP’s term loan with the balance used to partially pay down its revolving credit facilities.

UBS Investment Bank, Citigroup Corporate and Investment Banking and Wachovia Securities acted as joint book-running managers for the offering.

An automatic shelf registration on Form S-3 relating to these securities was filed with the Securities and Exchange Commission on September 11, 2006 and became effective upon filing.

The prospectus relating to the offering will be filed with the Securities and Exchange Commission. When available, copies of the prospectus may be obtained from UBS Securities LLC, at 677 Washington Boulevard, Stamford, Connecticut 06901, Attention: Fixed Income Syndicate Department; Citigroup Corporate and Investment Banking, 390 Greenwich Street, New York, New York  10013; or Wachovia Securities, Attention: Prospectus Department, 8739 Research Drive, Charlotte, North Carolina 28262, or by calling 866-289-1262.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor will there by any sale of the securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

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HCP is a self-administered REIT that invests directly or through joint ventures in healthcare facilities. As of November 6, 2006, HCP’s portfolio of properties, excluding assets held for sale but including investments through joint ventures and mortgage loans, includes 801 properties and consists of 333 senior housing facilities, 265 medical office buildings, 30 hospitals, 144 skilled nursing facilities and 29 other healthcare facilities.

Forward-Looking Statements

The statements contained in this press release which are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Examples of such forward-looking statements include HCP’s beliefs and statements regarding the intended use of proceeds from the offering and the expected closing date. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. These risks and uncertainties include general economic conditions and the ability of HCP to complete the offering. Some of these risks, and other risks, are described from time to time in HCP’s Securities and Exchange Commission filings.

Contact:

Health Care Property Investors, Inc.

Mark A. Wallace

Senior Vice President - Chief Financial Officer and Treasurer

(562) 733-5100